Exhibit 99.1

AT THE COMPANY	ON THE WEB
Robert O’Brien	www.forestcity.net
Executive Vice President – Chief Financial Officer
216-621-6060

Jeff Linton
Vice President – Corporate Communication
216-621-6060

FOR IMMEDIATE RELEASE

Forest City Reports Fiscal 2011 Second-Quarter and Year-to-Date Results

CLEVELAND, Ohio – September 7, 2011 – Forest City Enterprises, Inc. (NYSE: FCE.A and FCE.B), today announced EBDT, net earnings and revenues for the second quarter and six months ended July 31, 2011.

EBDT

Second-quarter EBDT (earnings before depreciation, amortization and deferred taxes) was $70.7 million, compared with 2010 second-quarter EBDT of $105.6 million. The primary driver of the quarter-over-quarter variance was the second quarter 2010 pre-tax gain of $31.4 million related to the disposition of a partial interest in the Nets basketball team, with no comparable event in 2011.

On a fully diluted, per share basis, second-quarter 2011 EBDT was $0.35, compared with 2010 second-quarter EBDT per share of $0.54. Total EBDT for the six-months ended July 31, 2011, was $198.1 million, or $0.98 per fully diluted share, compared with last year’s $176.0 million, or $0.91 per share.

For an explanation of EBDT variances, see the section titled “Review of Results” in this news release. EBDT and EBDT per share are non-Generally Accepted Accounting Principle (GAAP) measures. A reconciliation of net earnings (the most directly comparable GAAP measure to EBDT) to EBDT is provided in the Financial Highlights table in this news release.

Net Earnings

Second-quarter net earnings attributable to Forest City Enterprises, Inc. were $8.1 million, compared with a $122.8 million in the second quarter of 2010. The net earnings variance was driven primarily by the timing of asset dispositions and joint ventures between the comparable periods.

Net earnings for the six months ended July 31, 2011, were $55.7 million, compared with $107.3 million for the same period in 2010. As with the quarterly net earnings results, the year-over-year net earnings variance was primarily driven by higher 2010 gains on asset dispositions and joint ventures, compared with 2011.

After preferred dividends, net earnings attributable to Forest City Enterprises, Inc. common shareholders were $4.3 million, or $0.02 per share, and $48.0 million, or $0.29 per share, for the three and six months ended July 31, 2011, respectively. Prior year net earnings attributable to Forest City Enterprises, Inc. common shareholders were $118.7 million, or $0.62 per share, and $103.2 million, or $0.57 per share, for the three and six months ended July 31, 2010, respectively. All per share amounts are on a fully diluted basis.

Revenues

Second-quarter 2011 consolidated revenues were $253.2 million compared with $294.2 million last year. First half 2011 revenues were $561.6 million, compared with $563.0 million for the six months ended July 31, 2010.

Review of Results

(Exhibits illustrating factors impacting both second-quarter and year-to-date 2011 EBDT results, compared with results for the comparable periods in 2010, are available on the Investor Relations page of the company’s web site: www.forestcity.net, and are included in the company’s second-quarter 2011 Supplemental Package furnished to the Securities and Exchange Commission.)

Second-Quarter EBDT

Total EBDT for the three months ended July 31, 2011 was $70.7 million, compared with $105.6 million for the three months ended July 31, 2010. As referenced earlier, the primary driver of the variance in quarter-over-quarter EBDT was the second quarter 2010 pre-tax gain of $31.4 million related to the disposition of a partial interest in the Nets basketball team.

For the 2011 second quarter, EBDT from Forest City’s combined Commercial and Residential Segments (also referred to as the company’s rental properties portfolio) was flat compared with the same period in 2010. Positive factors impacting EBDT from the portfolio included increased EBDT of $7.3 million in the fair market value of certain derivatives which were marked to market through interest expense, (as these derivatives did not qualify for hedge accounting), a $5.3 million gain on early extinguishment of debt related to the early retirement of an Urban Development Action Grant, and increased comparable property net operating income of $3.7 million.

These gains were offset by decreased EBDT from asset dispositions and joint ventures of $5.3 million, increased write-offs of abandoned projects of $4.5 million, decreased income of $3.0 million from the sale of state and federal Historic Preservation and New Market tax credits, and decreased EBDT of $1.8 million from new properties, primarily due to lease-up losses at 8 Spruce Street, which opened its first phase in the first quarter of 2011, and Presidio Landmark, which opened in the third quarter of 2010.

In the company’s other reporting segments, EBDT results in the Land Segment decreased $2.4 million, compared with the second quarter of 2010. EBDT results from the Nets Segment decreased $27.7 million, compared with the same period in 2010, primarily due to the nonrecurring 2010 gain on disposition of partial interest of $31.4 million, partially offset by the decrease in Forest City’s allocated share of team losses of $3.7 million.

Corporate pre-tax EBDT decreased $10.1 million, primarily due to an inducement payment of $10.8 million to certain note holders related to the early retirement of a portion of the company’s Senior

Notes in exchange for Class A common stock, which was accounted for as loss on early extinguishment of debt.

Finally, EBDT between the comparable periods was favorably impacted by an increased tax benefit of $5.4 million.

Year-to-date EBDT

Total EBDT for the six months ended July 31, 2011 increased by $22.1 million, or 12.5 percent, to $198.1 million, compared with $176.0 million for the six months ended July 31, 2010.

In addition to the factors described above under “Second-Quarter EBDT,” year-to-date results were favorably impacted by the 2011 first quarter sale of land and air rights to Rock Ohio Caesars Cleveland, LLC, for $42.6 million for development of a Cleveland casino adjacent to Tower City Center.

NOI, Occupancies and Rent

Overall comparable property net operating income (NOI) increased 2.5 percent during the second quarter compared with the same period a year ago. Comp NOI increased across all of the company’s rental property types with increases of 1.6 percent in retail, 3.1 percent in office, and 3.1 percent in apartments.

Comparable property NOI, defined as NOI from properties opened and operated in the three and six months ended July 31, 2011 and 2010, is a non-GAAP financial measure, and is based on the pro-rata consolidation method, also a non-GAAP financial measure. Included in this release is a schedule that presents comparable property NOI on the full-consolidation method.

At July 31, 2011, comparable retail occupancies were 90.3 percent, compared with 90.2 percent at July 31, 2010, and regional mall sales averaged $418 per square foot on a rolling 12-month basis. Year-to-date comparable mall sales in the company’s retail portfolio increased 6.5 percent, compared with the same period in 2010. Comparable office occupancies decreased to 90.3 percent, compared with 90.9 percent last year.

In the residential portfolio, comparable average occupancies for the six months ended July 31, 2011, increased to 94.8 percent, compared with 93.0 percent last year. Year-to-date comparable residential net rental income (defined as gross potential rent less vacancies and concessions) increased to 91.9 percent, compared with 89.0 percent in the same period in 2010.

Commentary

“Our portfolio continued to show strength in the second quarter, despite the overhang of economic uncertainty, high unemployment and market volatility,” said David J. LaRue, Forest City president and chief executive officer. “Our residential portfolio had increased comp NOI, occupancy and net rental income, compared with the same period in 2010, as we continue to see solid fundamentals in multifamily, particularly in our core markets. Our retail portfolio continues to improve, with gains in comp NOI, comparable occupancy and year-to-date comparable mall sales. In office, quarter-over-quarter occupancy was down modestly on the timing of lease expirations, but comp NOI was up due to improved operating performance in our life science office properties.

“During the quarter, we also made important progress in our ongoing effort to improve our balance sheet and overall debt metrics. In particular, the recapitalization and modified financing for 8 Spruce Street and DKLB BKLN, which we announced in early July, reduced our pro-rata share of the debt on these projects by more than $285 million, while also extending loan maturities for both properties. In addition, our successful offering of $350 million of Convertible Senior Notes, which closed July 19, took advantage of a window of opportunity in the debt markets to secure capital at an attractive rate and term. We have used, and continue to use, the proceeds from that offering to address higher-rate, nearer-term maturities, including selectively retiring debt at a discount.

“We’re pleased with the overall progress of our under-construction pipeline, particularly the remarkable pace of lease-up at our 8 Spruce Street project in Manhattan. We also continue to take advantage of entitled opportunities at our large, mixed-use projects. These include the 220-unit Novella apartments at Stapleton in Denver, for which we secured construction financing and began preliminary site work in early August, and the first residential building at Atlantic Yards in Brooklyn, for which we filed for building permits in late August.”

Openings and Projects Under Construction

During the second quarter, Forest City continued lease-up of 8 Spruce Street, a 903-unit residential tower in Manhattan, and began the initial phased opening of Westchester’s Ridge Hill, a mixed-use retail center in Yonkers, New York.

The pace of lease up at the Frank Gehry-designed 8 Spruce Street has been noteworthy and a testament to the quality of the property and strength of the lower Manhattan rental submarket. The leasing office opened February 18 and the first tenant move-ins occurred the week of March 14. As of August 30, more than 450 leases have been executed, or approximately half of the total units in the building at completion, at rents at or above pro-forma for the units leased to date. More than 350 units are already occupied, and build-out continues for units on the upper floors.

At Westchester’s Ridge Hill, tenants Cinema De Lux and REI opened during the quarter, as did the WESTMED Medical Group, the project’s anchor office tenant. Additional tenant openings are anticipated before year end, leading up to the opening of anchor Lord & Taylor in February 2012. Progress continues in both construction and leasing, and the center is currently 52 percent leased.

At the end of the second quarter, the company had four projects under construction at a total project cost of $1.7 billion at Forest City’s pro-rata share ($1.8 billion at full consolidation). In addition to 8 Spruce Street and Westchester’s Ridge Hill, referenced above, the under-construction pipeline includes the following:

Work continues at Barclays Center at Atlantic Yards, and an official opening date of September 28, 2012 has been set for the arena. Approximately 56 percent of forecasted contractually obligated revenues for the arena are currently under contract.

In Washington, D.C., Foundry Lofts, the first residential building at The Yards mixed-use project, is nearing completion. This adaptive reuse of a former Navy Yard industrial building has 170 loft-style apartments. Initial leasing began August 15 and early interest has been strong. Initial move-ins are anticipated in November. Two restaurant tenants have executed leases and are expected to open in the building’s street-level retail space in the first quarter of 2012.

After the close of the second quarter, the company secured construction financing and subsequently began construction of the 85-unit first phase of Novella Apartments at Stapleton in Denver. The new project is expected to include 220 units at full build-out, adding to the more than 500 apartment units already at Stapleton.

In Brooklyn, design and engineering work continue for the first residential building at Atlantic Yards, and the company recently applied for building permits. Finally, after the close of the second quarter, the company broke ground at The Yards in Washington, D.C. on Boilermaker Shop, an adaptive reuse project that will include a total of approximately 41,000 square feet of ground-level retail and mezzanine office space.

Liquidity and Financing Activity

At July 31, 2011, the company had $456.2 million ($412.3 million at full consolidation) in cash on its balance sheet, and $260.7 million of available capacity on its revolving line of credit. These balances were favorably impacted by the proceeds from the company’s successful $350 million offering of Senior Notes in July, as well as by asset dispositions during the quarter.

Since January 31, 2011, the company has addressed, through closed loans and committed financings, $844.4 million at full consolidation ($702.9 million at its pro-rata share) of the $1.2 billion

($1.1 billion at pro-rata) of long-term debt maturities coming due in fiscal year 2011. Additionally, the company addressed $1.3 billion ($1.1 billion at pro-rata) of loans maturing in future years. In total, since January 31, 2011, the company has reduced the overall debt portfolio by $1.6 billion ($628.7 million at pro-rata) through asset dispositions, loan paydowns, joint ventures and property-level recapitalizations.

As of July 31, 2011, the company’s weighted-average cost of nonrecourse debt increased to 5.26 percent from 5.12 percent at July 31, 2010, primarily due to an increased proportion of fixed rate mortgage debt that generally has a higher interest rate and longer duration. Fixed-rate mortgage debt, which is inclusive of interest rate swaps, decreased to 5.79 percent at July 31, 2011 from 6.09 percent at July 31, 2010. The proportion of fixed-rate debt increased to 81 percent at July 31, 2011 from 69 percent at July 31, 2010. Variable-rate mortgage debt decreased from 2.97 percent at July 31, 2010, to 2.94 percent at July 31, 2011.

Outlook

“We are mindful of the slow pace of economic recovery and the resulting market volatility,” said LaRue. “Accordingly, our outlook is cautious. Despite the uncertain economic conditions, we continue to see solid real estate fundamentals in our core markets and are pleased with the strength of our portfolio. We are focused on bringing our under-construction projects online as contributors to additional growth.

“ As we have done for the past two years, and continued to do in the second quarter we will maintain a primary focus on strengthening the balance sheet and improving our overall debt metrics. While there is more work to do, the progress we have made to date is noteworthy and has significantly strengthened our company. We have already begun to seed additional future growth, particularly in multifamily, by activating existing entitlements in our core markets and very selectively taking advantage of new opportunities.

We are confident in the long-term outlook for our business and our country. We are grateful for the continuing support of our associates, investors, lenders, tenants, business partners, and the communities where we live and work.”

Corporate Description

Forest City Enterprises, Inc. is an NYSE-listed national real estate company with $10.7 billion in total assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate and land throughout the United States. For more information, visit www.forestcity.net.

Supplemental Package

Please refer to the Investor Relations section of the company’s website at www.forestcity.net for a Supplemental Package, which the company will also furnish to the Securities and Exchange Commission (“SEC”) on Form 8-K. This Supplemental Package includes operating and financial information for the three months and six months ended July 31, 2011, with reconciliations of non-GAAP financial measures, such as EBDT, comparable NOI and pro-rata financial statements, to their most directly comparable GAAP financial measures.

EBDT

The company uses an additional measure, along with net earnings, to report its operating results. This non-GAAP measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results or cash flows from operations as defined by GAAP and may not be directly comparable to similarly titled measures reported by other companies.

The company believes that EBDT provides additional information about its core operations and, along with net earnings, is necessary to understand its operating results. EBDT is used by the chief operating decision maker and management in assessing operating performance and to consider capital requirements and allocation of resources by segment and on a consolidated basis. The company believes EBDT is important to investors because it provides another method for the investor to measure its long-term operating performance, as net earnings can vary from year to year due to property dispositions, acquisitions and other factors that have a short-term impact.

EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of rental properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization, amortization of mortgage procurement costs; iv) deferred income taxes; v) preferred payment classified as noncontrolling interest expense on the company’s Consolidated Statements of Operations; vi) impairment of real estate (net of tax); vii) extraordinary items (net of tax); and viii) cumulative or retrospective effect of change in accounting principle (net of tax).

EBDT is reconciled to net earnings (loss), the most comparable financial measure calculated in accordance with GAAP, in the table titled Financial Highlights below and in the company’s Supplemental Package, which the company will also furnish to the SEC on Form 8-K. The adjustment to recognize rental revenues and rental expenses on the straight-line method is excluded because it is management’s opinion that rental revenues and expenses should be recognized when due from the tenants or due to the landlord. The company excludes depreciation and amortization expense related to real estate operations from EBDT because it believes the values of its properties, in general, have appreciated over time in excess of their original cost. Deferred income taxes, which are the result of timing differences of certain net expense items deducted in a future year for federal income tax purposes, are excluded until the year in which they are reflected in the company’s current tax provision. The impairment of real estate is excluded from EBDT because it varies from year to year based on factors unrelated to the company’s overall financial performance and is related to the ultimate gain on dispositions of operating properties. The company’s EBDT may not be directly comparable to similarly titled measures reported by other companies.

Pro-Rata Consolidation Method

This press release contains certain financial measures prepared in accordance with GAAP under the full consolidation accounting method and certain financial measures prepared in accordance with the pro-rata consolidation method (non-GAAP). The company presents certain financial amounts under the pro-rata method because it believes this information is useful to investors as this method reflects the manner in which the company operates its business. In line with industry practice, the company has made a large number of investments in which its economic ownership is less than 100 percent as a means of procuring opportunities and sharing risk. Under the pro-rata consolidation method, the company presents its investments proportionate to its economic share of ownership. Under GAAP, the full consolidation method is used to report partnership assets and liabilities consolidated at 100 percent if deemed to be under its control or if the company is deemed to be the primary beneficiary of the variable interest entities (“VIE”), even if its ownership is not 100 percent. The company provides reconciliations from the full consolidation method to the pro-rata consolidation method in the exhibits below and throughout its Supplemental Package, which the company will also furnish to the SEC on Form 8-K.

Safe Harbor Language

Statements made in this news release that state the company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. The company’s actual results could differ materially from those expressed or implied in such forward-looking statements due to various risks, uncertainties and other factors. Risks and factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of current lending and capital market conditions on its liquidity, ability to finance or refinance projects and repay its debt, the impact of the current economic environment on its ownership, development and management of its real estate portfolio, general real estate investment and development risks, vacancies in its properties, further downturns in the housing market, competition, illiquidity of real estate investments, bankruptcy or defaults of tenants, anchor store consolidations or closings, international activities, the impact of terrorist acts, risks associated with an investment in a professional sports team, its substantial debt leverage and the ability to obtain and service debt, the impact of restrictions imposed by its credit facility and senior debt, exposure to hedging agreements, the level and volatility of interest rates, the continued availability of tax-exempt government financing, the impact of credit rating downgrades, effects of uninsured or underinsured losses, effects of a downgrade or failure of our insurance carriers, environmental liabilities, conflicts of interest, risks associated with the sale of tax credits, risks associated with developing and managing properties in partnership with others, the ability to maintain effective internal controls, compliance with governmental regulations, increased legislative and regulatory scrutiny of the financial services industry, volatility in the market price of its publicly traded securities, inflation risks, litigation risks, as well as other risks listed from time to time in the company’s SEC filings, including but not limited to, the company’s annual and quarterly reports.

Forest City Enterprises, Inc. and Subsidiaries

Financial Highlights

Six Months Ended July 31, 2011 and 2010

(dollars in thousands, except per share data)

	Three Months Ended July 31,		Increase (Decrease)		Six Months Ended July 31,		Increase (Decrease)
	2011	2010	Amount	Percent	2011	2010	Amount	Percent

Operating Results:
Earnings (loss) from continuing operations	$(9,730)	$172,995	$(182,725)		$31,287	$149,752	$(118,465)
Discontinued operations, net of tax	100,087	(22,642)	122,729		107,767	(20,763)	128,530

Net earnings	90,357	150,353	(59,996)		139,054	128,989	10,065

Earnings from continuing operations attributable to noncontrolling interests	(193)	(23,210)	23,017		402	(16,705)	17,107
Earnings from discontinued operations attributable to noncontrolling interests (1)	(82,030)	(4,297)	(77,733)		(83,755)	(5,000)	(78,755)

Net earnings attributable to Forest City Enterprises, Inc.	$8,134	$122,846	$(114,712)		$55,701	$107,284	$(51,583)

Preferred dividends	(3,850)	(4,107)	257		(7,700)	(4,107)	(3,593)

Net earnings attributable to Forest City Enterprises, Inc. common shareholders	$4,284	$118,739	$(114,455)		$48,001	$103,177	$(55,176)

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$70,706	$105,560	$(34,854)	(33.0%)	$198,082	$176,027	$22,055	12.5%

Reconciliation of Net Earnings (Loss) to Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2):

Net earnings attributable to Forest City Enterprises, Inc.	$8,134	$122,846	$(114,712)		$55,701	$107,284	$(51,583)

Depreciation and amortization - Real Estate Groups (7)	68,929	69,789	(860)		137,758	139,743	(1,985)

Amortization of mortgage procurement costs - Real Estate Groups (7)	3,415	3,633	(218)		7,047	6,695	352

Deferred income tax expense (8)	6,353	59,775	(53,422)		11,166	44,399	(33,233)

Remove deferred income tax expense for non-Real Estate Groups in 2010 (8)	-	(11,790)	11,790		-	(6,657)	6,657

Current income tax expense on non-operating earnings: (8)
Gain on disposition of rental properties and partial interest in rental properties	8,865	21,740	(12,875)		39,169	35,464	3,705
Gain on disposition included in discontinued operations	1,591	115	1,476		2,792	115	2,677

Straight-line rent adjustment (4)	2,497	(4,542)	7,039		273	(7,580)	7,853

Preference payment (6)	586	586	-		1,171	1,171	-

Impairment of consolidated real estate	235	1,100	(865)		5,070	1,100	3,970

Impairment of unconsolidated real estate	-	2,282	(2,282)		-	15,181	(15,181)

Gain on disposition of rental properties and partial interest in rental properties	-	(204,269)	204,269		(9,561)	(205,135)	195,574

Gain on disposition of unconsolidated entities	-	878	(878)		(12,567)	830	(13,397)

Discontinued operations: (1)
Gain on disposition of rental properties	(111,264)	(6,204)	(105,060)		(121,695)	(6,204)	(115,491)
Impairment of real estate	-	45,410	(45,410)		-	45,410	(45,410)
Noncontrolling interest - Gain on disposition	81,365	4,211	77,154		81,758	4,211	77,547

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2)	$70,706	$105,560	$(34,854)	(33.0%)	$198,082	$176,027	$22,055	12.5%

Earnings Before Depreciation, Amortization and Deferred Taxes (EBDT) (2) (3) (5)	$0.35	$0.54	$(0.19)	(35.2%)	$0.98	$0.91	$0.07	7.7%

Diluted Earnings per Common Share:

Earnings (loss) from continuing operations	$(0.06)	$0.87	$(0.93)		$0.19	$0.76	$(0.57)
Discontinued operations, net of tax	0.59	(0.12)	0.71		0.65	(0.10)	0.75

Net earnings	0.53	0.75	(0.22)		0.84	0.66	0.18

Earnings from continuing operations attributable to noncontrolling interests	-	(0.10)	0.10		-	(0.08)	0.08
Earnings from discontinued operations attributable to noncontrolling interests (1)	(0.49)	(0.02)	(0.47)		(0.50)	(0.03)	(0.47)

Net earnings attributable to noncontrolling interests	(0.49)	(0.12)	(0.37)		(0.50)	(0.11)	(0.39)

Net earnings attributable to Forest City Enterprises, Inc.	$0.04	$0.63	$(0.59)		$0.34	$0.55	$(0.21)

Preferred dividends	(0.02)	(0.02)	-		(0.05)	(0.02)	(0.03)
Interest on convertible debt	-	0.01	(0.01)		-	0.03	(0.03)
Preferred distribution on Class A Common Units	-	-	-		-	0.01	(0.01)

Net earnings attributable to Forest City Enterprises, Inc. common shareholders	$0.02	$0.62	$(0.60)		$0.29	$0.57	$(0.28)

Basic weighted average shares outstanding (5)	168,788,754	155,456,575	13,332,179		167,171,093	155,405,179	11,765,914

Diluted weighted average shares outstanding (5)	207,917,958	202,228,924	5,689,034		206,471,267	199,309,419	7,161,848

Forest City Enterprises, Inc. and Subsidiaries

Financial Highlights

Six Months Ended July 31, 2011 and 2010

(dollars in thousands)

	Three Months Ended July 31,		Increase (Decrease)		Six Months Ended July 31,		Increase (Decrease)
	2011	2010	Amount	Percent	2011	2010	Amount	Percent

Operating Earnings (a non-GAAP financial measure) and Reconciliation to Net Earnings:
Revenues from real estate operations
Commercial Group	$187,818	$234,813	$(46,995)		$434,648	$445,345	$(10,697)
Residential Group	57,525	53,790	3,735		111,029	105,182	5,847
Land Development Group	7,862	5,618	2,244		15,952	12,476	3,476
The Nets	-	-	-		-	-	-
Corporate Activities	-	-	-		-	-	-

Total Revenues	253,205	294,221	(41,016)	(13.9%)	561,629	563,003	(1,374)	(0.2%)

Operating expenses	(159,771)	(169,516)	9,745		(322,679)	(324,644)	1,965
Interest expense	(64,064)	(84,795)	20,731		(130,979)	(165,977)	34,998
Gain (loss) on early extinguishment of debt	(5,471)	1,896	(7,367)		(5,767)	8,193	(13,960)
Amortization of mortgage procurement costs (7)	(2,727)	(2,721)	(6)		(5,622)	(5,333)	(289)
Depreciation and amortization (7)	(54,538)	(58,040)	3,502		(111,245)	(117,366)	6,121
Interest and other income	15,315	16,231	(916)		30,822	23,045	7,777
Gain on disposition of partial interests in other investment - Nets	-	55,112	(55,112)		-	55,112	(55,112)
Equity in earnings (loss) of unconsolidated entities, including impairment	2,385	(996)	3,381		22,379	(18,120)	40,499
Impairment of unconsolidated real estate	-	2,282	(2,282)		-	15,181	(15,181)
Gain on disposition of unconsolidated entities	-	878	(878)		(12,567)	830	(13,397)
Revenues and interest income from discontinued operations (1)	3,320	16,134	(12,814)		13,070	29,074	(16,004)
Expenses from discontinued operations (1)	(2,109)	(16,436)	14,327		(9,499)	(26,754)	17,255

Operating loss (a non-GAAP financial measure)	(14,455)	54,250	(68,705)		29,542	36,244	(6,702)

Impairment of consolidated real estate	(235)	(1,100)	865		(5,070)	(1,100)	(3,970)

Impairment of unconsolidated real estate	-	(2,282)	2,282		-	(15,181)	15,181

Gain (loss) on disposition of unconsolidated entities	-	(878)	878		12,567	(830)	13,397

Gain on disposition of rental properties and partial interest in rental properties, net of noncontrolling interest	-	204,269	(204,269)		9,561	205,135	(195,574)

Gain on disposition of rental properties included in discontinued operations (1)	111,264	6,204	105,060		121,695	6,204	115,491

Impairment of real estate included in discontinued operations (1)	-	(45,410)	45,410		-	(45,410)	45,410

Income tax benefit (expense) (8)
Operating earnings	10,592	16,930	(6,338)		23,886	23,905	(19)
Deferred taxes	(6,353)	(59,775)	53,422		(11,166)	(44,399)	33,233
Gain on disposition of rental properties and partial interest in rental properties	(10,456)	(21,855)	11,399		(41,961)	(35,579)	(6,382)

Income tax benefit (expense)	(6,217)	(64,700)	58,483		(29,241)	(56,073)	26,832

Net earnings	90,357	150,353	(59,996)		139,054	128,989	10,065

Noncontrolling Interests

Earnings from continuing operations attributable to noncontrolling interests	(193)	(23,210)	23,017		402	(16,705)	17,107

Earnings from discontinued operations attributable to noncontrolling interests (1)
Operating earnings	(665)	(86)	(579)		(1,997)	(789)	(1,208)
Gain on disposition of rental properties	(81,365)	(4,211)	(77,154)		(81,758)	(4,211)	(77,547)

	(82,030)	(4,297)	(77,733)		(83,755)	(5,000)	(78,755)

Noncontrolling Interests	(82,223)	(27,507)	(54,716)		(83,353)	(21,705)	(61,648)

Net earnings attributable to Forest City Enterprises, Inc.	$8,134	$122,846	$(114,712)		$55,701	$107,284	$(51,583)

Preferred dividends	(3,850)	(4,107)	257		(7,700)	(4,107)	(3,593)

Net earnings attributable to Forest City Enterprises, Inc. common shareholders	$4,284	$118,739	$(114,455)		$48,001	$103,177	$(55,176)

Forest City Enterprises, Inc. and Subsidiaries

Financial Highlights

Six Months Ended July 31, 2011 and 2010

(in thousands)

1) All earnings of properties which have been sold or are held for sale are reported as discontinued operations assuming no significant continuing involvement.

2) The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”), is not a measure of operating results as defined by generally accepted accounting principles and may not be directly comparable to similarly-titled measures reported by other companies. The Company believes that EBDT provides additional information about its operations, and along with net earnings, is necessary to understand its operating results. EBDT is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties, divisions and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) non-cash charges for real estate depreciation, amortization (including amortization of mortgage procurement costs) and deferred income taxes; iv) preferred payment classified as noncontrolling interest expense on the Company’s Consolidated Statement of Earnings; v) impairment of real estate (net of tax); vi) extraordinary items (net of tax); and vii) cumulative or retrospective effect of change in accounting principle (net of tax). See our discussion of EBDT in the news release.

3) For the three and six months ended July 31, 2011, calculation of EBDT per share under the if-converted method requires an adjustment for interest of $1,852 and $3,650, respectively, related to the 3.625% Puttable Senior Notes, 5% Convertible Senior Notes, and 4.25% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $72,558 and $201,732 for the three and six months ended July 31, 2011, respectively.

For the three and six months ended July 31, 2010, calculation of EBDT per share under the if-converted method requires an adjustment for interest of $2,640 and $5,280, respectively, related to the 3.625% Puttable Senior Notes and the 5% Convertible Senior Notes. Therefore EBDT for purposes of calculating per share data is $108,200 and $181,307 for the three and six months ended July 31, 2010, respectively.

4) The Company recognizes minimum rents on a straight-line basis over the term of the related lease pursuant to accounting for leases. The straight-line rent adjustment is recorded as an increase or decrease to revenue or operating expense from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., with the applicable offset to either accounts receivable or accounts payable, as appropriate.

5) For the six months ended July 31, 2011, weighted average shares issuable upon the conversion of preferred stock, 2014 Notes, 2016 Notes, 2018 Notes and Class A Common Stock Units of 14,550,257, 13,755,158, 5,151,412, 1,159,936 and 3,646,755, respectively, are not included in the calculation of earnings per share because they are anti-dilutive. They are included in the calculation of EBDT per share because they are dilutive to this measure.

For the three months ended July 31, 2011, the effect of 39,129,204 shares of dilutive securities were not included in the computation of diluted earnings per share because their effect is anti-dilutive to the loss from continuing operations. (Since these shares are dilutive for the computation of EBDT per share for the three months ended July 31, 2011, diluted weighted average shares outstanding of 207,917,958 were used to arrive at $0.35/share.)

6) The preference payment represents the respective period’s share of the annual preferred payment in connection with the issuance of Class A Common Units in exchange for Bruce C. Ratner’s noncontrolling interest in the Forest City Ratner Companies portfolio.

7) The following table provides detail of depreciation and amortization and amortization of mortgage procurement costs.

	Depreciation and Amortization		Depreciation and Amortization
	Three Months Ended July 31,		Six Months Ended July 31,
	2011	2010	2011	2010

Full Consolidation	$54,538	$58,040	$111,245	$117,366
Non-Real Estate	(686)	(1,185)	(1,388)	(2,753)

Real Estate Groups Full Consolidation	53,852	56,855	109,857	114,613
Real Estate Groups related to noncontrolling interest	(1,171)	(1,906)	(2,829)	(3,281)
Real Estate Groups Unconsolidated	16,010	12,267	29,700	23,635
Real Estate Groups Discontinued Operations	238	2,573	1,030	4,776

Real Estate Groups Pro-Rata Consolidation	$68,929	$69,789	$137,758	$139,743

	Amortization of Mortgage Procurement Costs		Amortization of Mortgage Procurement Costs
	Three Months Ended July 31,		Six Months Ended July 31,
	2011	2010	2011	2010

Full Consolidation	$2,727	$2,721	$5,622	$5,333
Non-Real Estate	-	-	-	-

Real Estate Groups Full Consolidation	2,727	2,721	5,622	5,333
Real Estate Groups related to noncontrolling interest	(130)	(112)	(260)	(201)
Real Estate Groups Unconsolidated	734	598	1,352	1,082
Real Estate Groups Discontinued Operations	84	426	333	481

Real Estate Groups Pro-Rata Consolidation	$3,415	$3,633	$7,047	$6,695

Forest City Enterprises, Inc. and Subsidiaries

Financial Highlights

Six Months Ended July 31, 2011 and 2010

(in thousands)

	Three Months Ended July 31,		Six Months Ended July 31,
	2011	2010	2011	2010

8) The following table provides detail of Income Tax Expense (Benefit):	(in thousands)		(in thousands)
Current taxes
Operating Earnings	$(10,544)	$(16,262)	$(24,035)	$(23,894)
Gain on disposition of rental properties and partial interest in rental properties	8,865	21,740	39,169	35,464

Subtotal	(1,679)	5,478	15,134	11,570

Discontinued operations
Operating Earnings	(48)	(668)	149	(11)
Gain on disposition of rental properties and partial interest in rental properties	1,591	115	2,792	115

Subtotal	1,543	(553)	2,941	104

Total Current taxes	(136)	4,925	18,075	11,674

Deferred taxes
Continuing operations	$(4,492)	$76,088	$(3,392)	$60,626
Discontinued operations	10,845	(16,313)	14,558	(16,227)

Total Deferred taxes	6,353	59,775	11,166	44,399

Grand Total	$6,217	$64,700	$29,241	$56,073

2010 Recap of Grand Total:
Real Estate Groups
Current		11,537		20,056
Deferred		47,985		37,742

		59,522		57,798

Non-Real Estate Groups
Current		(6,612)		(8,382)
Deferred		11,790		6,657

		5,178		(1,725)

Grand Total		$64,700		$56,073

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (GAAP) (in thousands):

	Three Months Ended July 31, 2011					Three Months Ended July 31, 2010
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Revenues from real estate operations	$253,205	$12,279	$94,643	$1,494	$337,063	$294,221	$14,854	$80,162	$12,396	$371,925
Exclude straight-line rent adjustment (1)	1,619	-	-	(217)	1,402	(5,451)	-	-	(508)	(5,959)
Adjusted revenues	254,824	12,279	94,643	1,277	338,465	288,770	14,854	80,162	11,888	365,966

Add interest and other income	15,315	534	268	-	15,049	16,231	133	(56)	3	16,045
Add gain on disposition of partial interests in other investment - Nets	-	-	-	-	-	55,112	23,675	-	-	31,437

Add equity in earnings (loss) of unconsolidated entities, including impairment	2,385	142	(5,592)	-	(3,349)	(996)	98	(5,112)	-	(6,206)
Exclude loss on disposition of unconsolidated entities	-	-	-	-	-	878	-	(878)	-	-
Exclude impairment of unconsolidated real estate	-	-	-	-	-	2,282	-	(2,282)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	16,744	-	(16,744)	-	-	12,865	-	(12,865)	-	-

Adjusted total income	289,268	12,955	72,575	1,277	350,165	375,142	38,760	58,969	11,891	407,242

Operating expenses	159,771	7,903	45,037	446	197,351	169,516	9,368	39,807	7,433	207,388
Add back non-Real Estate depreciation and amortization (b)	686	-	-	-	686	1,185	-	-	-	1,185
Exclude straight-line rent adjustment (2)	(1,095)	-	-	-	(1,095)	(1,417)	-	-	-	(1,417)
Exclude preference payment	(586)	-	-	-	(586)	(586)	-	-	-	(586)

Adjusted operating expenses	158,776	7,903	45,037	446	196,356	168,698	9,368	39,807	7,433	206,570

Net operating income	130,492	5,052	27,538	831	153,809	206,444	29,392	19,162	4,458	200,672

Interest expense	(64,064)	(3,558)	(25,183)	(180)	(85,869)	(84,795)	(4,164)	(19,162)	(2,355)	(102,148)

Gain (loss) on early extinguishment of debt	(5,471)	-	(2,355)	-	(7,826)	1,896	-	-	-	1,896

Equity in earnings (loss) of unconsolidated entities, including impairment	(2,385)	(142)	5,592	-	3,349	996	(98)	5,112	-	6,206

Loss on disposition of unconsolidated entities	-	-	-	-	-	(878)	-	-	-	(878)

Impairment of unconsolidated real estate	-	-	-	-	-	(2,282)	-	-	-	(2,282)

Depreciation and amortization of unconsolidated entities (see above)	(16,744)	-	16,744	-	-	(12,865)	-	12,865	-	-

Net gain on disposition of rental properties and partial interests in rental properties	-	-	-	29,899	29,899	204,269	-	-	1,993	206,262

Impairment of consolidated real estate	(235)	-	-	-	(235)	(1,100)	-	-	(45,410)	(46,510)

Depreciation and amortization - Real Estate Groups (a)	(53,852)	(1,171)	(16,010)	(238)	(68,929)	(56,855)	(1,906)	(12,267)	(2,573)	(69,789)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(2,727)	(130)	(734)	(84)	(3,415)	(2,721)	(112)	(598)	(426)	(3,633)

Straight-line rent adjustment (1) + (2)	(2,714)	-	-	217	(2,497)	4,034	-	-	508	4,542

Preference payment	(586)	-	-	-	(586)	(586)	-	-	-	(586)

Earnings (loss) before income taxes	(18,286)	51	5,592	30,445	17,700	255,557	23,112	5,112	(43,805)	193,752

Income tax provision	6,171	-	-	(12,388)	(6,217)	(81,566)	-	-	16,866	(64,700)
Equity in earnings (loss) of unconsolidated entities, including impairment	2,385	142	(5,592)	-	(3,349)	(996)	98	(5,112)	-	(6,206)
Earnings (loss) from continuing operations	(9,730)	193	-	18,057	8,134	172,995	23,210	-	(26,939)	122,846

Discontinued operations, net of tax	100,087	82,030	-	(18,057)	-	(22,642)	4,297	-	26,939	-

Net earnings	90,357	82,223	-	-	8,134	150,353	27,507	-	-	122,846

Noncontrolling interests
Earnings from continuing operations attributable to noncontrolling interests	(193)	(193)	-	-	-	(23,210)	(23,210)	-	-	-
Earnings from discontinued operations attributable to noncontrolling interests	(82,030)	(82,030)	-	-	-	(4,297)	(4,297)	-	-	-
Noncontrolling interests	(82,223)	(82,223)	-	-	-	(27,507)	(27,507)	-	-	-

Net earnings attributable to Forest City Enterprises, Inc.	$8,134	$-	$-	$-	$8,134	$122,846	$-	$-	$-	$122,846

Preferred dividends	(3,850)	-	-	-	(3,850)	(4,107)	-	-	-	(4,107)
Net earnings attributable to Forest City Enterprises, Inc. common shareholders	$4,284	$-	$-	$-	$4,284	$118,739	$-	$-	$-	$118,739

(a) Depreciation and amortization - Real Estate Groups	$53,852	$1,171	$16,010	$238	$68,929	$56,855	$1,906	$12,267	$2,573	$69,789
(b) Depreciation and amortization - Non-Real Estate	686	-	-	-	686	1,185	-	-	-	1,185
Total depreciation and amortization	$54,538	$1,171	$16,010	$238	$69,615	$58,040	$1,906	$12,267	$2,573	$70,974

(c) Amortization of mortgage procurement costs - Real Estate Groups	$2,727	$130	$734	$84	$3,415	$2,721	$112	$598	$426	$3,633
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	-	-	-	-	-	-	-	-
Total amortization of mortgage procurement costs	$2,727	$130	$734	$84	$3,415	$2,721	$112	$598	$426	$3,633

Reconciliation of Net Operating Income (non-GAAP) to Net Earnings (GAAP) (in thousands):

	Six Months Ended July 31, 2011					Six Months Ended July 31, 2010
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)
Revenues from real estate operations	$561,629	$24,868	$177,357	$6,593	$720,711	$563,003	$26,668	$153,635	$23,980	$713,950
Exclude straight-line rent adjustment (1)	(1,462)	-	-	(571)	(2,033)	(9,568)	-	-	(671)	(10,239)
Adjusted revenues	560,167	24,868	177,357	6,022	718,678	553,435	26,668	153,635	23,309	703,711

Add interest and other income	30,822	394	385	-	30,813	23,045	1,032	14,760	6	36,779
Add gain on disposition of partial interests in other investment - Nets	-	-	-	-	-	55,112	23,675	-	-	31,437

Add equity in earnings (loss) of unconsolidated entities, including impairment	22,379	190	(25,891)	-	(3,702)	(18,120)	(6,346)	5,841	-	(5,933)
Exclude gain (loss) on disposition of unconsolidated entities	(12,567)	-	12,567	-	-	830	-	(830)	-	-
Exclude impairment of unconsolidated real estate	-	-	-	-	-	15,181	-	(15,181)	-	-
Exclude depreciation and amortization of unconsolidated entities (see below)	31,052	-	(31,052)	-	-	24,717	-	(24,717)	-	-

Adjusted total income	631,853	25,452	133,366	6,022	745,789	654,200	45,029	133,508	23,315	765,994

Operating expenses	322,679	15,341	82,721	2,944	393,003	324,644	15,641	93,443	13,153	415,599
Add back non-Real Estate depreciation and amortization (b)	1,388	-	-	-	1,388	2,753	-	878	-	3,631
Add back amortization of mortgage procurement costs for non-Real Estate Groups (d)	-	-	-	-	-	-	-	69	-	69
Exclude straight-line rent adjustment (2)	(2,306)	-	-	-	(2,306)	(2,659)	-	-	-	(2,659)
Exclude preference payment	(1,171)	-	-	-	(1,171)	(1,171)	-	-	-	(1,171)

Adjusted operating expenses	320,590	15,341	82,721	2,944	390,914	323,567	15,641	94,390	13,153	415,469

Net operating income	311,263	10,111	50,645	3,078	354,875	330,633	29,388	39,118	10,162	350,525

Interest expense	(130,979)	(7,420)	(48,290)	(712)	(172,561)	(165,977)	(9,201)	(39,118)	(4,045)	(199,939)

Gain (loss) on early extinguishment of debt	(5,767)	(4)	(2,355)	-	(8,118)	8,193	-	-	-	8,193

Equity in earnings (loss) of unconsolidated entities, including impairment	(22,379)	(190)	25,891	-	3,702	18,120	6,346	(5,841)	-	5,933

Gain (loss) on disposition of unconsolidated entities	12,567	-	-	-	12,567	(830)	-	-	-	(830)

Impairment of unconsolidated real estate	-	-	-	-	-	(15,181)	-	-	-	(15,181)

Depreciation and amortization of unconsolidated entities (see above)	(31,052)	-	31,052	-	-	(24,717)	-	24,717	-	-

Net gain on disposition of rental properties and partial interests in rental properties	9,561	-	-	39,937	49,498	205,135	-	-	1,993	207,128

Impairment of consolidated real estate	(5,070)	-	-	-	(5,070)	(1,100)	-	-	(45,410)	(46,510)

Depreciation and amortization - Real Estate Groups (a)	(109,857)	(2,829)	(29,700)	(1,030)	(137,758)	(114,613)	(3,281)	(23,635)	(4,776)	(139,743)

Amortization of mortgage procurement costs - Real Estate Groups (c)	(5,622)	(260)	(1,352)	(333)	(7,047)	(5,333)	(201)	(1,082)	(481)	(6,695)

Straight-line rent adjustment (1) + (2)	(844)	-	-	571	(273)	6,909	-	-	671	7,580

Preference payment	(1,171)	-	-	-	(1,171)	(1,171)	-	-	-	(1,171)

Earnings (loss) before income taxes	20,650	(592)	25,891	41,511	88,644	240,068	23,051	(5,841)	(41,886)	169,290

Income tax provision	(11,742)	-	-	(17,499)	(29,241)	(72,196)	-	-	16,123	(56,073)
Equity in earnings (loss) of unconsolidated entities, including impairment	22,379	190	(25,891)	-	(3,702)	(18,120)	(6,346)	5,841	-	(5,933)
Earnings (loss) from continuing operations	31,287	(402)	-	24,012	55,701	149,752	16,705	-	(25,763)	107,284

Discontinued operations, net of tax	107,767	83,755	-	(24,012)	-	(20,763)	5,000	-	25,763	-

Net earnings	139,054	83,353	-	-	55,701	128,989	21,705	-	-	107,284

Noncontrolling interests
(Earnings) loss from continuing operations attributable to noncontrolling interests	402	402	-	-	-	(16,705)	(16,705)	-	-	-
Earnings from discontinued operations attributable to noncontrolling interests	(83,755)	(83,755)	-	-	-	(5,000)	(5,000)	-	-	-
Noncontrolling interests	(83,353)	(83,353)	-	-	-	(21,705)	(21,705)	-	-	-

Net earnings attributable to Forest City Enterprises, Inc.	$55,701	$-	$-	$-	$55,701	$107,284	$-	$-	$-	$107,284

Preferred dividends	(7,700)	-	-	-	(7,700)	(4,107)	-	-	-	(4,107)
Net earnings attributable to Forest City Enterprises, Inc. common shareholders	$48,001	$-	$-	$-	$48,001	$103,177	$-	$-	$-	$103,177

(a) Depreciation and amortization - Real Estate Groups	$109,857	$2,829	$29,700	$1,030	$137,758	$114,613	$3,281	$23,635	$4,776	$139,743
(b) Depreciation and amortization - Non-Real Estate	1,388	-	-	-	1,388	2,753	-	878	-	3,631
Total depreciation and amortization	$111,245	$2,829	$29,700	$1,030	$139,146	$117,366	$3,281	$24,513	$4,776	$143,374

(c) Amortization of mortgage procurement costs - Real Estate Groups	$5,622	$260	$1,352	$333	$7,047	$5,333	$201	$1,082	$481	$6,695
(d) Amortization of mortgage procurement costs - Non-Real Estate	-	-	-	-	-	-	-	69	-	69
Total amortization of mortgage procurement costs	$5,622	$260	$1,352	$333	$7,047	$5,333	$201	$1,151	$481	$6,764

Forest City Enterprises, Inc. and Subsidiaries

Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Three Months Ended July 31, 2011					Three Months Ended July 31, 2010					% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group Retail

Comparable	$48,461	$2,986	$9,611	$-	$55,086	$51,519	$2,612	$5,291	$-	$54,198	(5.9%)	1.6%
Total	50,499	2,501	10,976	-	58,974	61,911	2,791	5,675	2,225	67,020

Office Buildings

Comparable	57,716	1,410	4,842	-	61,148	57,049	2,588	4,833	-	59,294	1.2%	3.1%
Total	64,404	1,646	3,179	831	66,768	60,913	2,921	2,240	1,208	61,440

Hotels

Comparable	3,347	-	413	-	3,760	3,329	-	370	-	3,699	0.5%	1.6%
Total	5,847	-	413	-	6,260	3,329	-	370	774	4,473

Earnings from Commercial Land Sales	773	-	-	-	773	2,612	-	-	-	2,612

Other (1)	(7,779)	(533)	1,970	-	(5,276)	858	(1,092)	1,966	-	3,916

Total Commercial Group

Comparable	109,524	4,396	14,866	-	119,994	111,897	5,200	10,494	-	117,191	(2.1%)	2.4%
Total	113,744	3,614	16,538	831	127,499	129,623	4,620	10,251	4,207	139,461

Residential Group Apartments

Comparable	24,958	353	5,079	-	29,684	24,075	473	5,177	-	28,779	3.7%	3.1%
Total	26,196	942	7,245	-	32,499	24,765	679	6,120	251	30,457

Subsidized Senior Housing	2,317	154	1,700	-	3,863	3,593	131	1,842	-	5,304

Military Housing	4,806	238	393	-	4,961	6,525	-	379	-	6,904

Other (1)	(3,675)	(54)	1,609	-	(2,012)	1,461	119	452	-	1,794

Total Residential Group

Comparable	24,958	353	5,079	-	29,684	24,075	473	5,177	-	28,779	3.7%	3.1%
Total	29,644	1,280	10,947	-	39,311	36,344	929	8,793	251	44,459

Total Rental Properties

Comparable	134,482	4,749	19,945	-	149,678	135,972	5,673	15,671	-	145,970	(1.1%)	2.5%
Total	143,388	4,894	27,485	831	166,810	165,967	5,549	19,044	4,458	183,920

Land Development Group	590	158	53	-	485	2,327	188	118	-	2,257

The Nets
Operations	(3,382)	-	-	-	(3,382)	(7,161)	(20)	-	-	(7,141)
Gain on disposition of partial interest	-	-	-	-	-	55,112	23,675	-	-	31,437
Total	(3,382)	-	-	-	(3,382)	47,951	23,655	-	-	24,296

Corporate Activities	(10,104)	-	-	-	(10,104)	(9,801)	-	-	-	(9,801)
Grand Total	$130,492	$5,052	$27,538	$831	$153,809	$206,444	$29,392	$19,162	$4,458	$200,672

(1)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.

Forest City Enterprises, Inc. and Subsidiaries

Supplemental Operating Information

	Net Operating Income (dollars in thousands)
	Six Months Ended July 31, 2011					Six Months Ended July 31, 2010					% Change
	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Plus Discontinued Operations	Pro-Rata Consolidation (Non-GAAP)	Full Consolidation (GAAP)	Pro-Rata Consolidation (Non-GAAP)
Commercial Group Retail

Comparable	$105,749	$5,970	$15,886	$-	$115,665	$107,913	$5,461	$10,740	$-	$113,192	(2.0%)	2.2%
Total	109,488	5,393	19,347	-	123,442	123,532	5,715	11,258	5,161	134,236

Office Buildings

Comparable	113,140	3,498	9,659	-	119,301	115,395	5,213	8,910	-	119,092	(2.0%)	0.2%
Total	122,301	3,669	6,363	3,032	128,027	121,490	5,592	6,315	2,535	124,748

Hotels

Comparable	3,450	-	773	-	4,223	3,974	-	738	-	4,712	(13.2%)	(10.4%)
Total	5,950	-	773	46	6,769	3,974	-	738	1,566	6,278

Earnings from Commercial Land Sales (2)	43,357	(782)	-	-	44,139	2,901	14	-	-	2,887

Other (1)	(6,712)	(583)	3,907	-	(2,222)	(4,665)	(734)	3,198	-	(733)

Total Commercial Group

Comparable	222,339	9,468	26,318	-	239,189	227,282	10,674	20,388	-	236,996	(2.2%)	0.9%
Total	274,384	7,697	30,390	3,078	300,155	247,232	10,587	21,509	9,262	267,416

Residential Group Apartments

Comparable	48,617	824	10,194	-	57,987	46,242	761	10,136	-	55,617	5.1%	4.3%
Total	53,050	1,920	13,794	-	64,924	48,534	1,107	11,786	900	60,113

Subsidized Senior Housing	4,559	251	3,424	-	7,732	6,236	167	3,624	-	9,693

Military Housing	10,396	238	771	-	10,929	13,002	-	749	-	13,751

Land Sales	158	16	-	-	142	-	-	-	-	-

Other (1)	(5,255)	(445)	2,064	-	(2,746)	(2,419)	(111)	452	-	(1,856)

Total Residential Group

Comparable	48,617	824	10,194	-	57,987	46,242	761	10,136	-	55,617	5.1%	4.3%
Total	62,908	1,980	20,053	-	80,981	65,353	1,163	16,611	900	81,701

Total Rental Properties

Comparable	270,956	10,292	36,512	-	297,176	273,524	11,435	30,524	-	292,613	(0.9%)	1.6%
Total	337,292	9,677	50,443	3,078	381,136	312,585	11,750	38,120	10,162	349,117

Land Development Group	2,692	434	202	-	2,460	1,674	206	(148)	-	1,320

The Nets
Operations	(3,686)	-	-	-	(3,686)	(17,591)	(6,243)	1,146	-	(10,202)
Gain on disposition of partial interest	-	-	-	-	-	55,112	23,675	-	-	31,437
Total	(3,686)	-	-	-	(3,686)	37,521	17,432	1,146	-	21,235
Corporate Activities	(25,035)	-	-	-	(25,035)	(21,147)	-	-	-	(21,147)
Grand Total	$311,263	$10,111	$50,645	$3,078	$354,875	$330,633	$29,388	$39,118	$10,162	$350,525

(1)	Includes write-offs of abandoned development projects, non-capitalizable development costs and unallocated management and service company overhead, net of tax credit income.
(2)	Includes $42,622 of NOI generated from the casino land sale at full and pro-rata consolidation.

Openings and Acquisitions as of July 31, 2011

Property	Location	Dev (D) Acq (A)	Date Opened / Acquired	FCE Legal Ownership % (a)	Pro-Rata FCE % (a) (1)	Cost at Full Consolidation (GAAP) (b)	Total Cost at 100% (2)	Cost at FCE Pro-Rata Share (Non-GAAP) (c) (1) X (2)	Sq. ft./ No. of Units	Gross Leasable Area	Lease Commitment%
2011 (2)						(in millions)

Retail Centers:
Westchester’s Ridge Hill (d)	Yonkers, NY	D	Q2-11/12	70.0%	100.0%	$0.0	$0.0	$0.0	176,000	176,000

Residential:
8 Spruce Street (leasable units only) (d) (f)	Manhattan, NY	D	Q1-11/12	35.7%	51.0%	$0.0	$0.0	$0.0	682

Prior Two Years Openings (7)
Retail Centers:
Village at Gulfstream Park (f)	Hallandale Beach, FL	D	Q1-10	50.0%	50.0%	$0.0	$198.9	$99.5	511,000	511,000	70%
East River Plaza (f)	Manhattan, NY	D	Q4-09/Q2-10	35.0%	50.0%	0.0	390.6	195.3	527,000	527,000	90%
Promenade in Temecula Expansion	Temecula, CA	D	Q1-09	75.0%	100.0%	113.4	113.4	113.4	127,000	127,000	89%

						$113.4	$702.9	$408.2	1,165,000	1,165,000

Office:
Waterfront Station
- East 4th & West 4th Buildings (g)	Washington, D.C.	D	Q1-10	45.0%	45.0%	$245.9	$245.9	$110.7	631,000		99%

Residential: (h)
Presidio Landmark	San Francisco, CA	D	Q3-10	100.0%	100.0%	$96.5	$96.5	$96.5	161		70%(r)
North Church Towers	Parma Heights, OH	A	Q3-09	100.0%	100.0%	5.1	5.1	5.1	399		86%
DKLB BKLN (f)	Brooklyn, NY	D	Q4-09/Q2-10	40.8%	51.0%	0.0	161.8	82.5	365		96%

						$101.6	$263.4	$184.1	925

Total Prior Two Years Openings (i)						$460.9	$1,212.2	$703.0

Recap of Total Prior Two Years Openings
Total 2010						$342.4	$931.9	$502.0
Total 2009						118.5	280.3	201.0

Total Prior Two Years Openings (i)						$460.9	$1,212.2	$703.0

See attached footnotes.

Projects Under Construction as of July 31, 2011 (4)

Property	Location	Anticipated Opening	FCE Legal Ownership % (a)	Pro-Rata FCE % (a) (1)		Cost at Full Consolidation (GAAP) (b)	Total Cost at 100% (2)	Cost at FCE Pro-Rata Share (Non-GAAP) (c) (1) X (2)	Sq. ft./ No. of Units	Gross Leasable Area		Lease Commitment %
						(in millions)
Retail Centers:
Westchester’s Ridge Hill (e)	Yonkers, NY	Q2-11/12	70.0%	100.0%		$842.4	$842.4	$842.4	1,336,000	1,336,000	(l)	52%

Residential:
8 Spruce Street (f) (j)	Manhattan, NY	Q1-11/12	35.7%	51.0%		$0.0	$875.7	$446.6	903			51% (m)
Foundry Lofts	Washington, D.C.	Q3-11	100.0%	100.0%		61.4	61.4	61.4	170

						$61.4	$937.1	$508.0	1,073

Arena:
Barclays Center	Brooklyn, NY	Q3-12	33.8% (n)	33.8	%(n)	$904.3	$904.3	$305.9	670,000	18,000 seats	(o)	56% (p)

Total Under Construction (k)						$1,808.1	$2,683.8	$1,656.3

Fee Development:									Sq.ft.
Las Vegas City Hall	Las Vegas, NV	Q1-12	-(q)	-	(q)	$0.0	$146.2	$0.0	270,000

Projects Under Construction Subsequent to July 31, 2011 (2)

Retail Centers:
The Yards—Boilermaker Shop	Washington, D.C.	Q3-12	100.0%	100.0%		$19.4	$19.4	$19.4	41,000	41,000		73%(r)

Residential:
Novella Apartments	Denver, CO	Q3-12	90.0%	90.0%		$10.1	$10.1	$9.1	85

Total Projects Under Construction Subsequent to July 31, 2011						$29.5	$29.5	$28.5

FOOTNOTES

(a)	As is customary within the real estate industry, the Company invests in certain real estate projects through joint ventures. For some of these projects, the Company provides funding at percentages that differ from the Company’s legal ownership.
(b)	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).
(c)	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.
(d)	See the Under Construction pipeline for cost details of the total property.
(e)	Phased-in opening includes the total cost and square footage of the center, including Cinema De Lux, REI, and WESTMED which opened in the second quarter.
(f)	Reported under the equity method of accounting. This method represents a GAAP measure for investments in which the Company is not deemed to have control or to be the primary beneficiary of our investments in a VIE.
(g)	Property was sold on May 10, 2011 and was 99% leased at time of sale.
(h)	The lease percentage represents the occupancy as of July 31, 2011.
(i)	The difference between the full consolidation cost amount (GAAP) of $460.9 million to the Company’s pro-rata share (a non-GAAP measure) of $703.0 million consists of a reduction to full consolidation for noncontrolling interest of $135.2 million of cost and the addition of its share of cost for unconsolidated investments of $377.3 million.
(j)	Phased in opening. Costs are representative of the total project cost, including 682 units opened as of August 30, 2011.
(k)	The difference between the full consolidation cost amount (GAAP) of $1,808.1 million to the Company’s pro-rata share (a non-GAAP measure) of $1,656.3 million consists of a reduction to full consolidation for noncontrolling interest of $598.4 million of cost and the addition of its share of cost of unconsolidated investments of $446.6 million.
(l)	Includes 156,000 square feet of office space.
(m)	As of August 30, 2011, 457 leases have been signed since appointments with prospective residents began on February 18, 2011, representing 51% of the total 903 units after construction is complete. As of July 31, 2011, $246.5 million at pro-rata consolidation of costs incurred and $158.5 million at pro-rata consolidation of mortgage debt were transferred to completed rental properties on the Company’s balance sheet.
(n)	On May 2, 2011, the Company closed on a purchase agreement with a minority interest partner. As a result, the Company’s legal and pro-rata ownership increased to approximately 34%.
(o)	The Nets, a member of the NBA, has a 37 year license agreement to use the arena.
(p)	Represents the percentage of forecasted contractually obligated arena income that is under contract. Contractually obligated income, which include revenue from naming rights, sponsorships, suite licenses, Nets minimum rent and food concession agreements, accounts for 72% of total forecasted revenues for the arena.
(q)	This is a fee development project, owned by the City of Las Vegas. Therefore, these costs are not included on the full consolidation or pro-rata balance sheet.
(r)	Updated lease commitments as of September 6, 2011.

Equity Requirements for Projects Under Construction (a)

As of July 31, 2011

	100%	Less Unconsolidated Investments at 100%	Full Consolidation (GAAP) (b)	Less Noncontrolling Interest	Plus Unconsolidated Investments at Pro-Rata	Pro-Rata Consolidation (Non-GAAP) (c)

	(dollars in millions)

Total Cost Under Construction	$2,683.8	$875.7	$1,808.1	$598.4	$446.6	$1,656.3
Total Loan Draws and Other Sources at Completion (d)	1,668.2	539.0	1,129.2	376.5	263.1	1,015.8

Net Equity at Completion	1,015.6	336.7	678.9	221.9	183.5	640.5

Net Costs Incurred to Date (e)	1,870.4	734.5	1,135.9	281.7	382.8	1,237.0
Loan Draws and Other Sources to Date (e)	935.3	424.4	510.9	59.8	225.8	676.9

Net Equity to Date (e)	935.1	310.1	625.0	221.9	157.0	560.1

% of Total Equity	92%		92%			87%

Remaining Costs	813.4	141.2	672.2	316.7	63.8	419.3
Remaining Loan Draws and Other Sources	732.9	114.6	618.3	316.7	37.3	338.9

Remaining Equity	$80.5	$26.6	$53.9	$-	$26.5	$80.4

% of Total Equity	8%		8%			13%

(a)	This schedule includes only the four properties listed on the previous page. This does not include costs associated with phased-in units, operating property renovations and military housing.
(b)	Amounts are presented on the full consolidation method of accounting, a GAAP measure. Under full consolidation, costs are reported as consolidated at 100 percent if we are deemed to have control or to be the primary beneficiary of our investments in the variable interest entity (“VIE”).
(c)	Cost at pro-rata share represents Forest City’s share of cost, based on the Company’s pro-rata ownership of each property (a non-GAAP measure). Under the pro-rata consolidation method of accounting the Company determines its pro-rata share by multiplying its pro-rata ownership by the total cost of the applicable property.
(d)	“Other Sources” includes estimates of third party subsidies and tax credit proceeds. The timing and the amounts may differ from our estimates.
(e)	Reflects activity through July 31, 2011

Projects Under Development

As of July 31, 2011

Below is a summary of our active large scale development projects, which have yet to commence construction, often referred to as our “shadow pipeline” which are crucial to our long-term growth. While we cannot make any assurances on the timing or delivery of these projects, our track record speaks to our ability to bring large, complex, projects to fruition when there is demand and available construction financing. The projects listed below represent pro-rata costs of $738.1 million ($918.2 million at full consolidation) of Projects Under Development (“PUD”) on our balance sheet and pro-rata mortgage debt of $145.2 million ($184.7 million at full consolidation).

1) Atlantic Yards - Brooklyn, NY

Atlantic Yards is adjacent to the state-of-the art arena, the Barclays Center, which is designed by the award-winning firms Ellerbe Becket and SHoP Architects and is currently under construction. In addition, Atlantic Yards will feature more than 6,400 units of housing, including over 2,200 affordable units, approximately 250,000 square feet of retail space, and more than 8 acres of landscaped open space.

2) LiveWork Las Vegas - Las Vegas, NV

LiveWork Las Vegas is a mixed-use project on a 13.5-acre parcel in downtown Las Vegas. At full build-out, the project will have a new 260,000-square-foot City Hall for Las Vegas and is also expected to include up to 1 million square feet of office space and approximately 300,000 square feet of retail. The City Hall is owned by the city of Las Vegas and is a fee-development project.

3) The Yards - Washington, D.C.

The Yards is a 42-acre mixed-use project, located in the neighborhood of the Washington Nationals baseball park in Southeast D.C. The full development is expected to include up to 2,700 residential units, 1.8 million square feet of office space, and 300,000 square feet of retail and dining space. The Yards features a 5.5-acre publicly funded public park that is a gathering place and recreational focus for the community. The first residential building, Foundry Lofts, which is under construction and expected to open in Q3-11.

4) The Science + Technology Park at Johns Hopkins - Baltimore, MD

The 31-acre Science + Technology Park at Johns Hopkins is a new center for collaborative research directly adjacent to the world-renowned Johns Hopkins medical and research complex. Initial plans call for 1.1 million square feet in five buildings, with future phases that could support additional expansion. In 2008, the Company opened the first of those buildings, 855 North Wolfe Street, a 279,000-square-foot office building anchored by the Johns Hopkins School of Medicine’s Institute for Basic Biomedical Sciences.

5) Colorado Science + Technology Park at Fitzsimons - Aurora, CO

The 184-acre Colorado Science + Technology Park at Fitzsimons is becoming a hub for the biotechnology industry in the Rocky Mountain region. Anchored by the University of Colorado at Denver Health Science Center, the University of Colorado Hospital and The Denver Children’s Hospital, the park will offer cost-effective lease rates; build-to-suit office and research sites; and flexible lab and office layouts in a cutting-edge research park. The park is also adjacent to Forest City’s 4,700-acre Stapleton mixed-used development.

6) Waterfront Station - Washington, D.C.

Located in Southwest Washington, Waterfront Station is adjacent to the Waterfront/Southeastern University MetroRail station. Waterfront Station is expected to include 660,000 square feet of office space, an estimated 400 residential units and 40,000 square feet of stores and restaurants.

7) 300 Massachusetts Avenue - Cambridge, MA

Located in the science and technology hub of Cambridge, MA, the 300 Massachusetts Avenue block represents an expansion of University Park @ MIT. In a 50/50 partnership with MIT, Forest City is presently focused on a project that reflects a development program of approximately 260,000 square feet of lab and office space. Potential redevelopment of the entire block is possible with the acquisition of adjacent parcels in future phases, and would result in an approximately 400,000 square foot project.

Military Housing as of July 31, 2011

Below is a summary of our equity method investments for Military Housing Development projects. The Company provides development, construction and management services for these projects and receives agreed upon fees for these services. The following phases still have a percentage of units opened and under construction:

Property	Location	Anticipated Opening	FCE Pro-Rata%	Cost at Full Consolidation	Total Cost at 100%	No. of Units
				(in millions)
Military Housing - Openings (2)
Navy, Hawaii Increment III	Honolulu, HI	2007-Q1-11	*	$0.0	$464.8	2,520
Marines, Hawaii Increment II	Honolulu, HI	2007-Q2-11	*	0.0	292.7	1,175

Total Openings				$0.0	$757.5	3,695
Military Housing Under Construction (5)
Pacific Northwest Communities	Seattle, WA	2007-2011	*	$0.0	$280.5	2,985
Navy Midwest	Chicago, IL	2006-2012	*	0.0	200.3	1,401
Midwest Millington	Memphis, TN	2008-2012	*	0.0	33.1	318
Air Force Academy	Colorado Springs, CO	2007-2013	50.0%	0.0	69.5	427
Hawaii Phase IV	Kaneohe, HI	2007-2014	*	0.0	475.1	1,141

Total Under Construction				$0.0	$1,058.5	6,272

Total Military Housing				$0.0	$1,816.0	9,967

*	The Company’s share of residual cash flow ranges from 0-20% during the life cycle of the project.

Recent commitment not yet closed

Air Force – Southern Group was awarded on August 30, 2010. We are currently in exclusive negotiations with the Air Force. This project is expected to include 2,185 end state units at four Air Force bases in Sumter, SC, Manchester, TN, Charleston, SC and Biloxi, MS. There are 330 financially excluded units that will not be encumbered by debt and which may be removed from the end state at the sole discretion of the Air Force.

The financial closing of the project is scheduled for October 1, 2011 and commencement of construction is expected to immediately follow.

Development fees related to our military housing projects are earned based on a contractual percentage of the actual development costs incurred. We also recognize additional development incentive fees upon successful completion of certain criteria, such as incentives to realize development cost savings, encourage small and local business participation, comply with specified safety standards and other project management incentives as specified in the development agreements. NOI from development and development incentive fees is $788,000 and $1,925,000 for the three and six months ended July 31, 2011, respectively, and $1,705,000 and $3,318,000 for the three and six months ended July 31, 2010, respectively.

Construction management fees are earned based on a contractual percentage of the actual construction costs incurred. We also recognize certain construction incentive fees based upon successful completion of certain criteria as set forth in the construction contracts. NOI from construction and incentive fees is $738,000 and $1,918,000 for the three and six months ended July 31, 2011, respectively, and $1,465,000 and $3,060,000 recognized during the three and six months ended July 31, 2010, respectively.

Property management and asset management fees are earned based on a contractual percentage of the annual net rental income and annual operating income, respectively, that is generated by the military housing privatization projects as defined in the agreements. We also recognize certain property management incentive fees based upon successful completion of certain criteria as set forth in the property management agreements. Property management, management incentive and asset management fees generated NOI of $2,418,000 and $5,647,000 during the three and six months ended July 31, 2011, respectively, and $3,120,000 and $6,242,000 during the three and six months ended July 31, 2010, respectively.

Land Held for Development or Sale as of July 31, 2011

The Land Development Group acquires and sells raw land and sells fully-entitled developed lots to residential, commercial, and industrial customers. The Land Development Group also owns and develops raw land into master-planned communities, mixed-use projects and other residential developments. Below is a summary of our large Land Development Group projects.

Location	Gross Acres (1)	Saleable Acres (2)	Option Acres (3)

Stapleton - Denver, CO	213	141	1,358
Mesa del Sol - Albuquerque, NM	3,011	1,647	5,731
Central Station - Chicago, IL	30	30	-
Texas	2,798	1,553	-
North Carolina	1,225	1,001	788
Ohio	967	652	470
Arizona	663	489	-
Other	884	698	-

Total	9,791	6,211	8,347

(1)	Represent all acres currently owned including those used for roadways, open spaces and parks.
(2)	Saleable acres represent the total of all acres currently owned that will be available for sales. The Land Development Group may choose to further develop some of the acres into completed sublots prior to sale.
(3)	Option acres are those acres that the Land Development Group has a formal option to acquire. Typically these options are in the form of purchase agreements with contingencies for the satisfaction of due diligence reviews.

Stapleton - Denver, CO

Stapleton represents one of the nation’s largest urban redevelopments. At full build out of 4,700 acres or 7.5 square miles, Stapleton is planned for more than 12,000 homes and apartments, a projected 3 million square-feet of retail and 10 million square-feet of office/research and development/industrial space. Centrally located 10 minutes east of Downtown Denver and 20 minutes from Denver International Airport, Stapleton will be home to 30,000 residents and 35,000 workers when complete.

Mesa del Sol - Albuquerque, NM

Mesa del Sol is a 20-square mile, mixed-use community on the south mesa of Albuquerque, N.M., five minutes from the Albuquerque International Airport. Mesa del Sol’s master plan calls for mixed-use development that will include 1,400 acres for industrial/commercial and office development use, 4,400 acres for residential and supporting retail use, 3,200 acres for open space and parks and 800 acres for schools and universities.

Central Station - Chicago, IL

Located adjacent to the city’s Museum Campus, and just minutes from the heart of Chicago’s Loop, the 80-acre Central Station is a residential community with 3,727 residential units completed, of which 3,156 are occupied and 571 units are listed for sale, and another 4,000 units in development. Central Station, a 14 million-square-foot development, is being developed in partnership with The Fogelson Companies.

Land Held for Development or Sale as of July 31, 2011 (continued)

Other Significant Land Holdings

Legacy Lakes -Aberdeen, NC

Legacy Lakes is a master-planned community located in the Pinehurst area. This community is surrounding the Nicklaus-designed Legacy Golf Course. Legacy Lakes is 406 acres and includes 718 residential lots. Of the 406 total acres, 265 are saleable acres and 17 acres have been sold to date.

Gladden Farms -Marana, AZ

Gladden Farms is a master-planned community that includes residential and commercial uses in a suburban area of northwest Tucson. This community includes parks, trails and a school in a rural setting. Gladden Farms is 1,350 acres and includes approximately 4,142 residential lots and 223 acres of commercial space. As of July 31, 2011, 1,266 lots and 100 commercial acres have been sold. Of the 1,350 total acres, 868 are saleable acres and 408 acres have been sold to date.

Cotton Creek - Mooresville, NC

Cotton Creek is a master-planned community located in a northern suburb of Charlotte, NC. This community will feature a variety of attached and detached home sites, which will be sold to a mix of national and local builders. Cotton Creek is 534 acres. When completed the development is expected to produce approximately 1,300 residential lots.

Three Stones - Prosper, TX

Three Stones is a master-planned community of 2,031 acres located in the growth corridor north of Dallas in the town of Prosper. The community is fully entitled and the plan includes approximately 3,090 single family lots, 600 units of attached housing, over 600 acres of parks and open space and 250 acres for commercial/retail use. A variety of single family lot sizes will be offered, as well as a complete amenity center. The development of Phase 1 is expected to be completed in late 2012.

San Antonio Portfolio – San Antonio, TX

Forest City owns four multi-phase communities and finished lots in three additional locations in the San Antonio area, predominantly on the west side. As of July 31, 2011, almost 1,000 of the total 2,563 lots have been sold. The remaining portfolio is comprised of 449 finished lots and 1,112 undeveloped “paper” lots. Our San Antonio communities serve several different price ranges, and all lots are under option contract to one of seven different builders.

Tangerine Crossing -Tucson, AZ

Tangerine Crossing is a master-planned gated residential community with a major retail component on the exterior in a desirable region of the Tucson metropolitan area. This community includes open space, trails and recreation. Tangerine Crossing is 309 acres and includes 396 residential lots and a 25-acre retail center. As of July 31, 2011, 230 lots and the 25 commercial acres have been sold. Of the 309 total acres, 98 are saleable acres and 69 acres have been sold to date.

Timberlake – Oak Point (Dallas), TX

Timberlake is a planned community of approximately 250 acres located in Denton County, north of Dallas. Forest City entered into this project earlier in 2011 through the formation of a new partnership with Taylor Duncan Interests, Inc., with Forest City providing capital for financing and development. The project is zoned for over 800 single family lots, and development of Phase 1 is expected to begin in 2012.

Woodforest – Houston, TX

Woodforest, which is not included in the acres on the previous page, is an active, 3,000-acre master planned community, located in southern Montgomery County, north of Houston. Forest City entered into this project last year through the formation of a new partnership with Johnson Development, with Forest City providing capital for financing and development. The project is zoned for 5,700 units and six active home builders are currently involved with model homes in place serving a wide range of prices. Over 200 home sales have occurred to date. The project is being developed adjacent to the 27-hole Woodforest Golf Club that opened in 2001 and has been rated one of the top courses in the state.